Exhibit 10.1

June 17, 2021

Sequential Brands Group, Inc.

1407 Broadway, 38th Floor

New York, NY 10018

Attention: Lorraine DiSanto Dear Lorraine:

Reference is hereby made to (x) that certain Third Amended and Restated First Lien Credit Agreement dated as of July 1, 2016 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and between Sequential Brands Group, Inc., as Borrower, the Guarantors party thereto, the Lenders party thereto, and Bank of America, N.A., as Administrative Agent and Collateral Agent and (y) that certain letter agreement dated as of May 25, 2021 (the “Original Waiver”; a copy of which is attached hereto as Annex A) by the Agent, the Lenders party thereto, and the Borrower. All capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Credit Agreement or the Original Waiver, as applicable.

Pursuant to the Original Waiver, subject to the terms and conditions provided therein, the Agent and certain Lenders waived the Borrower’s failure to deliver the Quarterly Financial Statements and the Quarterly Compliance Certificate (each as defined in the Original Waiver) within 45 days after the end of the Fiscal Quarter ended March 31, 2021 as required pursuant to Sections 6.01(b) and 6.02(b) of the Credit Agreement, as applicable, in each case until June 8, 2021 (or such later date to which the Required Lenders may have agreed in writing, which included, for the avoidance of doubt, written confirmation by e-mail). The Required Lenders extended the term of such waiver through June 15, 2021 via written confirmation by e-mail. As of the date hereof, the Borrower has not delivered the Quarterly Financial Statements or the Quarterly Compliance Certificate for the Fiscal Quarter ending March 31, 2021, which failure constitutes an Event of Default under Section 8.01(b) of the Credit Agreement (the “QFS Event of Default”).

Pursuant to Section 7.15(b) of the Credit Agreement, the Loan Parties shall not permit the sum of the outstanding Revolving Credit Extensions and the outstanding principal amount of the Tranche A Term Loan to be greater than the LTV Percentage multiplied by the Realizable Orderly Liquidation Value of the Loan Parties and With You, as applicable, as determined pursuant to the most recent appraisal conducted by or on behalf of the Agent with respect to such registered Trademarks pursuant to Section 6.10(b) of the Credit Agreement (the “Loan to Value Ratio Covenant”). The failure of the Borrower to comply with the Loan to Value Ratio Covenant is an Event of Default under Section 8.01(b) of the Credit Agreement. As of the date hereof, the sum of the outstanding Revolving Credit Extensions and the outstanding principal amount of the Tranche A Term Loan is in an amount greater than the LTV Percentage multiplied by the Realizable Orderly Liquidation Value of the Loan Parties and With You, as applicable, as determined pursuant to the most recent appraisal conducted on behalf of the Agent and dated May 4, 2021 and delivered to the Borrower on June 11, 2021. The failure of the Loan Parties to comply with the Loan To Value Ratio Covenant constitutes an Event of Default under the Credit Agreement (the “LTV Event of Default” and, together with the QFS Event of Default, collectively, the “Existing Events of Default”). The Borrower has requested that the Agent and the Required Lenders temporarily waive the Existing Events of Defaults, and the Agent and the Required Lenders are willing to do so on the terms and conditions set forth herein.

Sequential Brands Groups, Inc.

June 17, 2021

Accordingly, the Agent and the Lenders parties hereto (constituting the Required Lenders) hereby waive (the “Waiver”) the Existing Events of Defaults, subject to the following:

1.             The Waiver is a one-time waiver only, relates only to the Existing Events of Default, and shall not be deemed to constitute a modification or waiver of any other provisions of the Credit Agreement or other Loan Documents. This Waiver relates solely to the matters set forth herein and shall not be deemed to be a continuing consent or waiver to any other provisions of the Credit Agreement or any other Loan Document.

2.             The Waiver will expire and be of no force and effect on June 24, 2021. On and after the date hereof and through the expiration of the Waiver, the Agent, the Lenders and the Loan Parties shall negotiate in good faith with respect to the terms and conditions of an additional waiver with respect to the Existing Events of Default; provided that, in the event that, on or before June 24, 2021, the Borrower shall have delivered the Quarterly Financial Statements and the Quarterly Compliance Certificate for the Fiscal Quarter ending March 31, 2021 as required by Sections 6.01(b) or 6.02(b) of the Credit Agreement, as applicable, the QFS Event of Default shall be deemed to be waived on a permanent basis.

3.             For the avoidance of doubt and notwithstanding anything herein to the contrary, during the period in which the Waiver is in effect, to the extent any provision of the Credit Agreement or any other Loan Document is qualified by, or requires the absence of, any Default or Event of Default, a Default or Event of Default shall not be deemed to have occurred for purposes of such provisions as a result of the Existing Events of Default; provided that in no event shall the Borrower or any other Loan Party be permitted to incur additional Revolving Credit Extensions, or make any cash Investments (other than Investments made in the ordinary course of business pursuant to clauses (h), (k), (l), (o), (p) and (s) of the definition of Permitted Investments), Restricted Payments or prepayments of Indebtedness (other than the Obligations) during the period in which the Waiver is in effect.

4.             Except as specifically set forth herein, all terms and conditions of the Credit Agreement and the other Loan Documents remain in full force and effect.

Sequential Brands Groups, Inc.

June 17, 2021

[SIGNATURE PAGES FOLLOW]

Sequential Brands Groups, Inc.

June 17, 2021

If the foregoing correctly sets forth our understanding, please indicate your acceptance of the terms hereof by returning to us an executed counterpart hereof, whereupon this letter agreement shall become a binding agreement between us.

Very truly yours,

BANK OF AMERICA, N.A., as Agent and Lender

By	/s/ Roger Malouf
Title: Senior Vice President

fifth third bank, as Lender

By	/s/ Lucas Barnett
Title: Vice President

cit bank, n.a., as Lender

By	/s/ Thomas Mullen
Title: AVP

Citizens bank, n.a., as Lender

By	/s/ Madison Burns
Title: Assistant Vice President

The foregoing is agreed to:

SEQUENTIAL BRANDS GROUP, INC.

By	/s/ Lorraine DiSanto
Title: Chief Financial Officer
Dated: June 17, 2021